________________________________________________________________________________

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 'SS'240.14a-11(c) or 'SS'240.14a-12

                         FRONTIER INSURANCE GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       ........................................................................

   (2) Aggregate number of securities to which transaction applies:

       ........................................................................

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ........................................................................

   (4) Proposed maximum aggregate value of transaction:

       ........................................................................

   (5) Total fee paid:

       ........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        .......................................................................

    (2) Form, Schedule or Registration Statement No.:

        .......................................................................

    (3) Filing Party:

        .......................................................................

    (4) Date Filed:

        .......................................................................

Notes:

________________________________________________________________________________

                                 [FRONTIER LOGO]

                           195 LAKE LOUISE MARIE ROAD
                         ROCK HILL, NEW YORK 12775-8000
                                 (914) 796-2100

                                                         May 4, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Frontier Insurance Group, Inc. (the 'Company') to be held at the Company's corporate headquarters, 195 Lake Louise Marie Road, Rock Hill, New York 12775-8000 (located on Lake Louise Marie Road, which runs parallel to New York State Route 17, between Exits 109 and 110 of Route 17), on Wednesday, June 14, 2000, at 9:00 a.m., local time.

    At the Annual Meeting, you will be asked to consider and vote upon the following:

         To elect a Board of seven directors.

         To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The accompanying Proxy Statement, which you are urged to read carefully, provides important information with respect to the foregoing proposals. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and promptly return it in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person even though you have previously returned the proxy.

                                   On behalf of the Board of Directors,

                                   Jerry E. Goldress
                                   Chairman of the Board

                                   Harry W. Rhulen
                                   President and Chief Executive Officer

                                 [FRONTIER LOGO]

                           195 LAKE LOUISE MARIE ROAD
                         ROCK HILL, NEW YORK 12775-8000
                                 (914) 796-2100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000

To the Stockholders of
  FRONTIER INSURANCE GROUP, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frontier Insurance Group, Inc. (the 'Company') will be held at the Company's corporate headquarters, 195 Lake Louise Marie Road, Rock Hill, New York 12775-8000 (located on Lake Louise Marie Road, which runs parallel to New York State Route 17, between Exits 109 and 110 of Route 17), on Wednesday, June 14, 2000, at 9:00 a.m., local time, to consider and act upon the following proposals:

         To elect a Board of seven directors.

         To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only holders of record of the Company's Common Stock at the close of business on April 26, 2000, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Annual Meeting is attached to this Notice, and the Annual Report to Stockholders for the year ended
December 31, 1999 containing audited financial statements is enclosed.

                                          On behalf of the Board of Directors,


                                          Joseph P. Loughlin
                                          ------------------
                                          Joseph P. Loughlin
                                          Secretary

Rock Hill, New York
May 4, 2000

                  STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE
       ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE

                                 [FRONTIER LOGO]

                           195 LAKE LOUISE MARIE ROAD
                         ROCK HILL, NEW YORK 12775-8000
                                 (914) 796-2100

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000

                                  INTRODUCTION

GENERAL

    This Proxy Statement is being furnished to holders of the Common Stock, par value $.01 per share ('Common Stock'), of Frontier Insurance Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 2000 at the Company's corporate headquarters, 195 Lake Louise Marie Road, Rock Hill, New York 12775-8000 (located on Lake Louise Marie Road, which runs parallel to New York State Route 17, between Exits 109 and 110 of Route 17) at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (the 'Annual Meeting'). The cost of this solicitation will be borne by the Company.

    This Proxy Statement and accompanying proxy card are being mailed to stockholders on or about May 5, 2000.

    Eliminating Duplicate Mailings

    The rules of the Securities and Exchange Commission require the Company to provide an annual report to stockholders who receive this Proxy Statement, resulting in multiple deliveries to certain stockholders. Stockholders of record who have more than one account in their name, or the same address as another registered stockholder, may authorize the Company to discontinue mailings of multiple annual reports by marking the appropriate box on the proxy card(s) for which an annual report is not desired. Eliminating duplicate mailings should not only be a convenience to the stockholder, but will also save the Company printing and mailing costs.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

    At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals:

         To elect seven directors to serve until the next annual meeting of stockholders,

         To transact such other business as may properly come before the Annual Meeting or any adjournment thereof,

all as more fully described in this Proxy Statement.

VOTING AT THE ANNUAL MEETING

    Only holders of record of Common Stock at the close of business on April 26, 2000 (the 'Record Date') are entitled to notice of and to vote at the Annual Meeting, each such holder of record being entitled to one vote per share on each matter to be considered at the Annual Meeting. On the Record Date, there were 33,718,755 shares of Common Stock issued and outstanding.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (16,859,378 shares of the 33,718,755 shares outstanding) is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Board of seven (7) directors.

    If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

    Election of Directors

    Shares represented by a proxy marked 'WITHHOLD AUTHORITY' to vote for
(i) all seven nominees or (ii) any individual nominee(s) for election as directors and not otherwise marked 'FOR' the other nominees will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven nominees. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies ('broker non-votes'), those shares will be disregarded and therefore will have no effect on the outcome of the vote.

    Other Proposals

    Shares represented by a proxy will be voted at the discretion of the proxies on any other matters that may properly come before the Annual Meeting.

    At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Common Stock on the Record Date by (i) each person known by the Company to own beneficially five percent or more of such shares, (ii) each director and nominee for election as a director, (iii) each person named in the Summary Compensation Table under 'Executive Compensation' of this Proxy Statement, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                    CURRENTLY      ACQUIRABLE       PERCENT OF
                 NAME AND ADDRESS                     OWNED     WITHIN 60 DAYS(1)   OUTSTANDING
                 ----------------                     -----     ----------------    -----------
Harry W. Rhulen...................................    210,658(2)     1,012,590           3.6%
Peter L. Rhulen(3)................................  1,305,173(4)         6,250           3.9
Lawrence E. O'Brien...............................     74,662           12,300           *
Douglas C. Moat...................................     42,954           21,961           *
Suzanne R. Loughlin...............................    268,760(5)       271,778           1.6
Jerry E. Goldress.................................     --               --               *
Ronald L. Bornheutter.............................     20,000           --               *
James W. Satterfield..............................     20,437          277,554           *
Richard F. Seyffarth..............................     14,316          269,225           *
Theodore J. Rupley................................     --               --               *
Joan R. Farrow ...................................  1,809,249(6)        --               5.4
  34 Benton Avenue
  Monticello, NY 12701
HAES Investment Limited Partnership ..............  2,010,401(7)        --               6.0
  c/o Judith Rhulen
  471 Starlight Road
  Monticello, NY 12701
West Highland Capital, Inc. ......................  2,000,000(8)        --               5.9
  300 Drake's Landing Rd.,
  Suite 290
  Greenbrae, CA 94904
Dimensional Fund Advisors, Inc. ..................  2,010,457(9)        --               6.0
  1299 Ocean Avenue 11th floor
  Santa Monica, CA 90401
All directors and executive officers
  as a group (13 persons).........................  2,703,522        2,162,941          14.4

---------

 *   Less than 1%

 (1) Reflects number of shares acquirable upon exercise of options.

 (2) Includes 10,042 shares owned by the children of Mr. Harry W. Rhulen, for whom he acts as custodian under the Uniform Gifts to Minors Act. Does not include 15,642 shares owned by Mr. Rhulen's wife, as to which Mr. Rhulen disclaims beneficial ownership.

 (3) Address is 195 Lake Louise Marie Road, Rock Hill, NY 12775-8000.

 (4) Does not include 26,432 shares and 22,810 shares owned, respectively, by Mr. Rhulen's spouse and The Eileen and Peter Rhulen Foundation, Inc., for which Mr. Rhulen acts as President. Mr. Rhulen disclaims beneficial ownership of such shares.

 (5) Includes 49,544 shares owned by the children of Ms. Suzanne R. Loughlin, for whom she acts as custodian under the Uniform Gifts to Minors Act. Does not include 20,365 shares owned by Ms. Loughlin's husband, as to which Ms. Loughlin disclaims beneficial ownership.

 (6) Information supplied by American Stock Transfer & Title Company, transfer agent of the Company's Common Stock.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) A limited partnership in which Judith Rhulen is a general partner and the limited partners are her children, Harry W. Rhulen, Anthony Rhulen, Erik Rhulen and Suzanne R. Loughlin.

 (8) Information is from Schedule 13G, dated December 31, 1999, filed by West Highland Capital, Inc., which reflects shared dispositive power with respect to 2,000,000 shares.

 (9) Information is from Schedule 13G, dated February 3, 2000, filed by Dimensional Fund Advisors, Inc., which reflects shared dispositive power with respect to 2,010,457 shares as of December 31, 1999.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

    Messrs. Jerry E. Goldress, Harry W. Rhulen, Peter L. Rhulen, Lawrence E. O'Brien, Douglas C. Moat and Ronald L. Bornheutter, and Ms. Suzanne Rhulen Loughlin, all of whom are currently directors, constitute the seven nominees for election as directors at the Annual Meeting.

    The seven nominees will be elected as directors to serve until the annual meeting of stockholders to be held in 2001, or until their respective successors have been elected and qualified.

    In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted FOR such substitute nominee as may be designated by the present Board of Directors.

BIOGRAPHICAL INFORMATION

    Each nominee's name, age, office with the Company, the year first elected a director and certain biographical information are set forth below:

                                           YEAR FIRST
                                            ELECTED
               NAME                  AGE   A DIRECTOR                 OFFICE
               ----                  ---   ----------                 ------
Jerry E. Goldress(1)(2)............  69       2000      Director and Chairman of the Board
                                                          (non-executive)
Harry W. Rhulen....................  36       1997      President, Chief Executive Officer
                                                          and Director
Suzanne Rhulen Loughlin............  38       1998      Executive Vice President -- Chief
                                                          Administrative Officer and
                                                          Director
Douglas C. Moat....................  68       1991      Executive Vice President --
                                                          Mergers and Acquisitions and
                                                          Director
Peter L. Rhulen(1).................  61       1986      Director
Lawrence E. O'Brien(1)(2)..........  59       1990      Director
Ronald L. Bornhuetter(1)(2)........  67       2000      Director

---------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    Jerry E. Goldress was elected a director of the Company and Chairman of the Board (non-executive) in February 2000. Mr. Goldress is chairman of the board and chief executive officer of Grisanti, Galef and Goldress, Inc. (GGG), a company specializing in corporate turnarounds. Prior to joining GGG, Mr. Goldress held senior management positions with Raytheon, General Electric and General Motors.

    Harry W. Rhulen has been a director of the Company since October 1997, was elected President and Chief Executive Officer in January 1998, and Chairman of the Board in February 1998 following the illness and subsequent death of his father, Walter A. Rhulen, the former Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Rhulen resigned as Chairman of the Board in February 2000. Mr. Rhulen has been an employee of the Company since June 1989, was elected a Vice President in June 1990, Executive Vice President in October 1996 and Chief Operating Officer in May 1997.

    Suzanne Rhulen Loughlin was elected Executive Vice President- Chief Administrative Officer and a director of the Company in February 1998. Prior thereto, Ms. Loughlin was the managing attorney of the Company's in-house law firm of Dubois, Billig, Loughlin, Conaty and Weisman since 1992, and an employee of the Company since January 1991.

    Douglas C. Moat has been a director of the Company since August 1991 and, since February 1998, has served as Executive Vice President -- Mergers and Acquisitions. Mr. Moat has over 45 years experience in insurance and financial services, sales and management, including 13 years as a private consultant. During his career, he has held positions as Executive Vice President, The Home Group; Director -- Financial Services Corporate Staff, ITT Corp.; Vice President, USLIFE Corp., and President of USLIFE's mutual fund subsidiary; Vice President, The Glens Falls Group and the National Life Assurance Company of Canada. Mr. Moat is a member of the New York State Bar Association, serves on several insurance and banking committees, and writes and speaks extensively on insurance topics, often acting as an expert witness.

    Peter L. Rhulen has been a director of the Company since commencement of its operations in July 1986. Mr. Rhulen was formerly Vice Chairman of Markel/Rhulen, a position he held from October 1989 to September 1992.

    Lawrence E. O'Brien has been a director of the Company since June 1990. Mr. O'Brien, a CPCU, is the President of O'Brien Management Company, Inc., an insurance consulting firm, a position he has held since January 1988, and was a co-founder and a director of Underwriter Management Associates, a managing general insurance agency with which he had been associated since its inception in 1983 until its sale in September 1990. From 1976 to 1987, Mr. O'Brien was Executive Vice President of Associated Risk Managers, a New York statewide affiliation of independent insurance agents marketing specialized insurance programs.

    Ronald L. Bornhuetter was elected a director in April 2000. Since 1987, Mr. Burnhuetter had been Chairman of the Board of NAC Re Corporation, where he was also Chief Executive Officer until 1998. He retired from NAC Re Corporation in July 1999, at which time the corporation merged with XL Capital Ltd., where he is currently a Director and member of the finance Committee. Prior to joining NAC Re, Mr. Burnhuetter was Chief Financial Officer of General Re Corporation. Mr. Bornhuetter is a Fellow of the Casualty Actuarial Society, a member of the American Academy of Actuaries and the International Actuarial Association. A former President of both the Casualty Actuarial Society and the American Academy of Actuaries, Mr. Bornhuetter is co-author of the 'Borhuetter/Ferguson' loss reserve approach.

    Mr. Harry Rhulen and Ms. Suzanne Rhulen Loughlin are brother and sister and Mr. Peter Rhulen is their uncle.

MEETINGS AND COMMITTEES

    There were 9 meetings of the Board of Directors during 1999 and 7 occasions on which the Board took action by unanimous written consent. All of the nominees who were directors in 1999 attended in excess of 75% of all 1999 Board meetings and committee meetings of which they were members.

    The Audit Committee meets with the Company's independent auditors to review the scope of their annual audit and the terms of their engagement, the adequacy of the Company's system of internal controls, the sufficiency of its financial reporting, the effect on the Company's financial statements of any proposed changes in generally accepted accounting principles, disagreements, if any, between the Company's independent auditors and management, and matters of concern to the independent auditors resulting from the audit. During 1999, the Audit Committee held 5 meetings.

    The Compensation Committee establishes a general compensation program for all officers. See 'Report of Compensation Committee'. During 1999, the Compensation Committee held 4 meetings.

COMPENSATION OF DIRECTORS

    The Company pays each director who is not an employee an annual retainer of $24,000 plus reimbursement of expenses, plus $2,000 to each director who is a member of the Audit Committee. In addition, each non-employee director is granted options to purchase 25,000 shares of Common Stock at fair market value, vesting quarterly over a three year period.

REPORTS UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16 of the Securities Exchange Act of 1934, as amended, requires that executive officers, directors and holders of more than 10% of the Common Stock (collectively 'Reporting Persons') file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based upon a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the Company believes that the Reporting Persons complied with all applicable Section 16 filings, except that the following Reporting Persons filed late reports: (i) Jacob Billig, two reports on Form 4 listing an aggregate of two transactions; (ii) Thomas Dietz, one report on Form 4 listing an aggregate of three transactions; (iii) Joanne Jenkins, one report on Form 4 listing one transaction; (iv) George Marone, one report on Form 4 listing an aggregate of fourteen transactions; (v) Douglas Moat, two reports on Form 4 listing an aggregate of six transactions; (vi) Jeffrey Gordon, one report on Form 4 listing an aggregate of seven transactions; and (vii) Mark Sioma, one report on Form 3 listing one transaction and one report on Form 4 listing an aggregate of two transactions.

REQUIRED VOTE

    A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the seven (7) nominees as directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SEVEN (7) NOMINEES FOR DIRECTORS.

                              INDEPENDENT AUDITORS

    In April 2000, upon advice of the Audit Committee, the Board of Directors decided to begin interviewing prospective independent auditors to audit the Company's 2000 consolidated financial statements. Subsequently, on May 1, 2000, Ernst & Young LLP ('E&Y'), who had acted as the Company's independent auditors since the Company's public offering in 1986, advised the Company that they would not stand for reelection. Previous audit reports issued by E&Y on the Company's consolidated financial statements were unqualified, except for an explanatory paragraph for the year ended December 31, 1999 relating to the Company's ability to continue as a going concern.

    In connection with the 1999 audit, the Company and E&Y had disagreements regarding (i) the amount of the increase in reserves for losses and loss adjustment expenses at September 30, 1999 and (ii) the appropriate level of reserves to be recorded for certain performance and payment bonds at December 31, 1999. Related to the disagreement over the third quarter reserves, E&Y advised management that the Company's actuarial analysis did not include appropriate documentation and/or analysis to support the Company's conclusions as to the appropriate level of reserves at September 30, 1999. Each of these issues was resolved to the satisfaction of E&Y. The Audit Committee discussed these matters with E&Y and has authorized them to respond fully to inquiries of any successor auditors. It is anticipated that representatives of E&Y will be present at the Annual Meeting.

                                 OTHER BUSINESS

    Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                        REPORT OF COMPENSATION COMMITTEE

    The Company's executive compensation plan is designed to help the Company attract, motivate and retain the executive talent that the Company needs in order to maximize its return to shareholders and more closely link executive compensation to the Company's performance. The Compensation Committee's philosophy is to place more emphasis on variable performance-based pay with the objective to reward executives for maximizing long-term rewards to shareholders.

                                          THE COMPENSATION COMMITTEE

                                          Lawrence E. O'Brien

                             EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation earned by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers during 1999:

                                       SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                           ANNUAL       COMPENSATION   COMPENSATION            ALL OTHER
                                           SALARY          BONUS          AWARDS              COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR        ($)             ($)         OPTION (#)              ($)(1)
------------------------------  ----      --------        --------      ---------              -------
Harry W. Rhulen ..............  1999      $533,000        $ 60,000         34,807(2)           $17,000
  President and Chief           1998       459,000         150,000      1,025,356(3)(4)         34,100
  Executive Officer             1997       188,000         150,000         15,400(5)            17,500
Douglas C. Moat ..............  1999       303,000          40,000         20,922(2)             8,000
  Executive Vice President      1998       250,000         100,000         30,644(3)(6)          5,000
                                1997         --             --             --                   --
James W. Satterfield .........  1999       332,000          40,000        279,999(2)(7)         13,000
  Executive Vice President      1998       284,000         100,000         21,216(3)            21,400
                                1997       257,000          75,000          5,500(5)            19,500
Richard F. Seyffarth .........  1999       282,000          40,000        274,067(2)(7)         12,300
  Executive Vice President      1998       193,000         100,000         14,300(3)            14,400
                                1997       143,000          40,000          4,400(5)             9,500
Theodore J. Rupley ...........  1999       271,000         100,000          1,711(2)            12,100
  Executive Vice President      1998         --             --             --                   --
                                1997         --             --             --                   --

---------

(1) Represents the allocable amount accrued for contribution by the Company to its profit sharing plan (1998 and 1997 only) and the allocable amount of the Company's contribution to its 401(k) plan.

(2) Exercisable cumulatively at the rate of 25% of the underlying shares per year, commencing December 31, 2000 (with respect to 21,499 and 15,567 shares, respectively, for Messrs. Satterfield, and Seyffarth).

(3) Exercisable cumulatively at the rate of 25% of the underlying shares per year, commencing December 31, 1999, (with respect to 35,356 and 19,644 shares, respectively, for Messrs. Rhulen and Moat).

(4) 990,000 shares exercisable at prices ranging from $30.00 to $50.00 through December 31, 2004.

(5) Exercisable cumulatively at the rate of 25% of the underlying shares per year, commencing May 22, 1998.

(6) 11,000 shares exercisable through December 31, 2000.

(7) 258,500 shares exercisable at prices ranging from $14.12 to $35.31 through December 31, 2005.

    The following table sets forth certain information concerning options granted during 1999 to the individuals named in the Summary Compensation Table:

                                            OPTION GRANTS IN 1999

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE OF ASSUMED
                             NUMBER OF    % OF TOTAL                                  ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS                                    PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO      EXERCISE                         OPTION TERM
                              OPTIONS        ALL            PRICE       EXPIRATION   ------------------------
           NAME             GRANTED (#)   EMPLOYEES       ($/SHARE)        DATE        5% ($)       10% ($)
           ----             -----------   ---------       ---------        ----        ------       -------
Harry W. Rhulen...........     34,807         .85%          3.44         12/31/04      $33,057      $73,047
Douglas C. Moat...........     20,922         .51           3.44         12/31/04       19,870       43,907
James W. Satterfield......    258,500        6.29       14.12 - 35.31    12/31/05       --            --
                               21,499         .52           3.44         12/31/04       20,418       45,118
Richard F. Seyffarth......    258,500        6.29       14.12 - 35.31    12/31/05       --            --
                               15,567         .38           3.44         12/31/04       14,784       32,669
Theodore J. Rupley........      1,711         .04           3.44         12/31/04        1,625        3,591

    The following table presents the value of unexercised options held at December 31, 1999 by the individuals named in the Summary Compensation Table:


                                    OPTIONS VALUE TABLE

                                                                                VALUE OF
                                                                              UNEXERCISED
                                                                              IN-THE-MONEY
                                            NUMBER OF UNEXERCISED              OPTIONS AT
                                           OPTIONS AT YEAR-END (#)          YEAR-END ($)(1)
                                               EXERCISABLE(E)/              EXERCISABLE(E)/
                  NAME                        UNEXERCISABLE(U)              UNEXERCISABLE(U)
                  ----                        ----------------              ----------------
Harry W. Rhulen..........................         1,012,590(E)(2)               --
                                                     69,023(U)                  --
Douglas C. Moat..........................            21,961(E)                  --
                                                     35,655(U)                  --
James W. Satterfield.....................           277,554(E)                  --
                                                     40,161(U)                  --
Richard F. Seyffarth.....................           269,225(E)                  --
                                                     30,142(U)                  --
Theodore J. Rupley.......................                --(E)                  --
                                                      1,711(U)                  --

---------

(1) Values are calculated by subtracting the exercise price of the underlying shares from the fair market value of the shares at year end. On such basis, no options were in-the-money and all options had no value.

(2) Includes 226,875 shares purchasable at $20.66 per share upon exercise of options granted to Mr. Walter A. Rhulen, and gifted to his son, Mr. Harry W. Rhulen.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Harry W Rhulen. Mr. Rhulen is employed as the Company's President and Chief Executive Officer under an agreement with the Company as, amended, which provides for an annual base compensation of $525,000 and expires December 31, 2000.

    Jerry Goldress. Mr. Goldress' services to the Company are provided pursuant to a consulting agreement between the Company and a firm of which Mr. Goldress is Chairman of the Board and a principal shareholder. The consulting agreement provides for Mr. Goldress, personally and exclusively, to perform all consulting services required by the Company and to devote approximately 60 hours per month to the performance of such services. The agreement provides for compensation to Mr. Goldress' firm of $30,000 per month, reimbursement of expenses incurred by Mr. Goldress on the Company's behalf and for an option to Mr. Goldress, personally, to purchase shares of Common Stock. The consulting agreement terminates February 21, 2002, unless a majority of the outside members of the Board, excluding Mr. Goldress, at any time subsequent to January 21, 2001 decide to terminate the agreement on 30 days prior written notice. On May 1, 2000, pursuant to the agreement, the Company granted Mr. Goldress an option to purchase 300,000 shares of Common Stock at $1.00 per share, the closing price of the Common Stock on the New York Stock Exchange on such date.

SEVERANCE AGREEMENTS

    The Company has entered into severance agreements, which (except for the agreement for the chief executive which differs in the respects hereinafter described) are identical in content, with 15 members of its executive management. These agreements are intended to provide stability in key management of the Company in the event of a change in control of the Company. The agreements provide for certain payments if, during the two-year period following a change in control of the Company, the officer's employment is terminated voluntarily by the Company (except for cause as defined in the agreement, in which case no benefits are payable) or by the executive for significant and detrimental change in the executive's employment. The termination payment, if required, is an amount equal to two times (three times in the case of the chief executive, payable to him upon the change in control without respect to whether or not such chief executive is thereafter terminated) the sum of (a) the highest salary earned by the executive during the year (annualized) or either of the two prior calendar years and (b) the largest bonus received by the executive during the year or either of the two prior calendar years. Outplacement services would also be provided. In addition, the executive is entitled to continued medical, dental and group life insurance benefits for two years at the same cost basis as prior to termination. If all or part of the total payments would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the agreement further provides for an additional gross up payment equal to the excise tax imposed on the total payments. 'Change In Control' is defined as any of the following: (i) the acquisition at any time by a 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period;
(iii) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger, consolidation or share exchange with a wholly-owned Subsidiary) or liquidation of the Company or any sale or disposition of 80% or more of the assets or earning power or the Company; or (iv) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation; provided, however, that no Change In Control shall be deemed to have occurred if, prior to such time as a Change In Control would otherwise be deemed to have occurred, the Company's Board of Directors approves the same. Each of the Agreements continues for a period equal to the lesser of: (x) three years from the date of its execution or
(y) 24 months from the date of the Change In Control. Upon a Change In Control, all unexercised employee stock options to purchase common stock of the Company theretofore granted to the executive shall vest immediately.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Metro Partners, Inc.

    During 1998, the Company purchased 180 shares of Metro Partners, Inc. ('Metro Partners') for $600,000 representing a 30% interest in Metro Partners. Metro Partners was organized in 1998 and provides administrative services to insurance agents and brokers. Douglas C. Moat, an executive officer and director of the Company, and Peter L. Rhulen, a director of the Company, organized Metro Partners and were principal shareholders (Mr. Rhulen with members of his immediate family and Mr. Moat through a corporation in which he is a principal shareholder) and directors of Metro Partners.

    In April 1999, the Company purchased an additional 180 shares of Metro Partners, representing a 30% interest, from Mr. Rhulen for $210,000. Accordingly, the Company's ownership interest in Metro Partners at December 31, 1999 was 60%. The Company also loaned Metro Partners an additional $1.4 million during 1999 with interest rates ranging from 8.75% to 9.25%, bringing the total loans outstanding to Metro Partners at December 31, 1999 to $2.4 million, including accrued interest. The Company also has an outstanding letter of credit of $250,000 issued to Metro Partners' landlord as collateral for its real estate. In addition to its Common Stock ownership, at December 31, 1999 the Company owned $500,000 of Metro Partners' preferred stock.

    For the period in 1999 prior to the acquisition of its 60% controlling interest, the Company recorded a net investment loss of approximately $180,000. Subsequent to the acquisition of its controlling interest, the accounts and operations of Metro Partners, after elimination of intercompany accounts and transactions, have been consolidated with the Company. The Company's share of Metro Partners' net loss from operations for 1999 since the acquisition of its controlling interest was approximately $795,000. In addition, during 1999 the Company wrote-off approximately $1.3 million in goodwill relating to its investment in Metro Partners.

    During the first quarter of 2000, the Company purchased Emmes Holdings, a holding company which owns 30% of Metro Partners, for approximately $97,000, thereby increasing the Company's ownership in Metro to 90%; Metro's president owns the 10% balance. Mr. Moat held a 27.5% interest in Emmes, which he contributed to Frontier.

    Director and Officer Loans and Guarantees

    In June 1998, the Company guaranteed a loan of $1.25 million for Thomas J. Dietz ('Dietz'), an officer of the Company, which guaranty was secured by a pledge by the Company of United States Treasury Notes (the 'Notes'). During 1999, the Company increased its guaranty and pledged collateral to $2 million, the amount of the guaranty outstanding at December 31, 1999. Under a Security and Indemnity Agreement (the 'Agreement') between the Company and Dietz executed in December 1999, Dietz granted the Company a security interest in his unpledged personal assets as security for the Company's guaranty. At December 31, 1999, the Company established an allowance of $750,000 for its exposure under the guaranty.

    In February 2000, after a principal repayment of $250,000 by Dietz to the lender, the Company's guaranty was reduced to $1.75 million. In March 2000, in exchange for extinguishing its guaranty, the Company transferred $1.8 million of the Notes pledged as collateral to a Dietz account maintained by the lender, free and clear of any interest by the Company, and Dietz transferred 97,338 shares of the Company's Common Stock, having a market value of $200,000, to the Company. In connection with these transfers, Dietz executed an amendment to the Agreement agreeing to pay an additional $250,000 in principal to the lender during 2000 and each year thereafter until the loan is repaid. As such payments are made, the Notes will be returned to the Company.

    In August 1998, the Company guaranteed a loan of $1 million and, in December 1998, guaranteed an additional $800,000 loan for Peter L. Rhulen ('PRhulen'), a director of the Company, which guarantees were secured by a pledge by the Company of United States Treasury Notes (the 'Treasuries'). During 1999, and prior to November 1999, the Company increased its loan guarantees for PRhulen to $12.5 million. In November 1999, in exchange for extinguishing one of its guarantees, the Company transferred $4.5 million of the pledged Treasuries to a PRhulen account maintained by the lender, free and clear of any interest by the Company, and PRhulen transferred 930,212 shares of Common Stock, having a market value approximating the value of the transferred Treasuries, to the Company. Under a Security and Indemnity Agreement between the Company, PRhulen and his wife, the Company was granted a security interest in their unpledged personal assets as security for the Company's guarantees. After these transactions, approximately $8.6 million of guarantees of PRhulen loans were outstanding at December 31, 1999.

    During the first quarter of 2000, the Company purchased certain investments from PRhulen for approximately $7.6 million, representing approximately 95% of the estimated fair value of the investments, and PRhulen repaid approximately $8.2 million of the loans guaranteed by the Company. At March 31, 2000, the Company's guaranty of PRhulen loans was reduced to $400,000.

    Film Bond International

    During 1998, the Company loaned an aggregate of $150,000 at a 6.5% interest rate to Film Bond International ('FBI'), an insurance agency created to provide specialty insurance products to the motion picture industry utilizing Frontier as its exclusive underwriting facility. Anthony Rhulen, the brother of Harry Rhulen and Suzanne Rhulen Loughlin, subsequently joined FBI as a principal and chief executive officer. During 1999, the Company loaned FBI an additional $455,000 at a 6.5% interest rate and guaranteed a $150,000 loan to FBI. As a result of the loss of Frontier's A- rating from A.M. Best, FBI ceased operations, requiring the Company to write-off its loan and the accrued interest thereon and to fulfill the commitment under its guaranty, resulting in a charge of approximately $800,000 at December 31, 1999.

    Officer Loan Program

    In December 1998, the Company initiated a program to facilitate the purchase of its Common Stock by key management executives. Under the program, a financial institution loans funds to the executive for such purchase, the amount depending on the executive's level of responsibility at the Company. Borrowings under the credit facility are guaranteed by the Company and the shares purchased are pledged with the financial institution as collateral for the loan to the executive, who is responsible for its repayment and payment of the related interest. As part of the program, the Company grants the executives options on December 31 of each year to purchase an equivalent number of shares at the fair market value on such date as the executive purchased during the calendar year under the program. At December 31, 1999, 222,321 options were granted to participating executives as of that date with an exercise price of $3.44. At December 31, 1999, the total amount borrowed by executives and guaranteed by the Company was approximately $4,418,000, which exceeded the fair market value of the 335,653 shares of Common Stock pledged as collateral by $3,277,000. Also, at December 31, 1999, amounts due from executive officers for interest paid on their behalf with respect to the outstanding loans was approximately $117,000; each such executive officer subsequently paid his or her respective interest.

    The Company's executive officers are participating in the program and on December 31, 1999, loans outstanding to them and guaranteed by the Company were, as follows: Mr. Harry W. Rhulen, $450,000; Ms. Suzanne Rhulen Loughlin, $200,000; Mr. Patrick W. Kenny, $300,000; Mr. James W. Satterfield, $270,000; Mr. Joseph P. Loughlin, $175,000; Mr. Richard F. Seyffarth, $182,000;
Mr. Douglas C. Moat, $250,000; and Mr. Mark H. Mishler, $200,000.

                            STOCK PERFORMANCE GRAPH

    The following graph sets forth the cumulative total shareholder return to the Company's (FTR) shareholders during the five-year period ended December 31, 1999, as well as an overall stock market index (S&P 500 Index) and FTR's peer group index (SIC Code Index 6331-Fire, Marine, and Casualty Insurance, and 6351-Surety Insurance combined):

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG FRONTIER INSURANCE GROUP, INC.,
                       S&P 500 INDEX AND PEER GROUP INDEX

                              [PERFORMANCE GRAPH]


                                                      FISCAL YEAR ENDING
                                      ---------------------------------------------------
              COMPANY                  1994     1995     1996     1997     1998     1999
              -------                  ----     ----     ----     ----     ----     ----
Frontier Insurance Group, Inc.......  100.00   148.91   198.65   240.05   151.14    41.11
Peer Group Index....................  100.00   145.09   165.86   233.86   269.82   258.91
S&P 500 Index.......................  100.00   137.58   169.17   225.61   290.09   351.13

                     ASSUMES $100 INVESTED ON JAN. 1, 1994
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING DEC. 31, 1999

                         STOCKHOLDER PROPOSALS FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

    Any stockholder proposal to be considered for inclusion in the Company's proxy soliciting material for the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office by December 31, 2000.

Dated: May 4, 2000

                                                                     APPENDIX 1


                             [FRONT OF PROXY CARD]

                      PROXY FRONTIER INSURANCE GROUP, INC.

     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harry W. Rhulen and Mark Mishler and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Frontier Insurance Group, Inc. on June 14, 2000, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     Please complete, date and sign on the reverse side and mail in the enclosed envelope.

[BACK OF PROXY CARD]

         Please mark your
         votes as in this
         example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL MATTERS LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING:

     1. To elect seven directors to serve until the next annual meeting of stockholders.

        For               Against                 Abstain

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs 1 unless the stockholder specifies otherwise, in which case it will be voted as specified.

SIGNATURE(S):                                            DATE               2000
             --------------------------------------------    ---------------

Note: Executors, Administrators, Trustees, etc.
      Should give full title.




                          STATEMENT OF DIFFERENCES
                          ------------------------

 The section symbol shall be expressed as............................... 'SS'